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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
The SCO Group, Inc.:

        We consent to the use of our report dated December 20, 2003, except as to Note 17 which is as of January 20, 2004, with respect to the consolidated balance sheets of The SCO Group, Inc. (formerly Caldera International, Inc.) and subsidiaries as of October 31, 2003 and 2002, the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the years then ended, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

        The October 31, 2001 consolidated financial statements of The SCO Group, Inc. and subsidiaries were audited by other auditors who have ceased operations. Our report dated December 20, 2003, except as to Note 17 which is as of January 20, 2004, refers to our audit of the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of November 1, 2001, and of the adjustments that were applied to retroactively reflect a one-for-four reverse stock split of the Company's common stock approved on March 4, 2002. However, we were not engaged to audit, review, or apply any procedures to the October 31, 2001 consolidated financial statements of The SCO Group, Inc. and subsidiaries other than with respect to such disclosures and adjustments and, accordingly, we do not express an opinion or any form of assurance on the October 31, 2001 consolidated financial statements taken as a whole.

/s/ KPMG LLP

Salt Lake City, Utah
June 18, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM